EXHIBIT 99.1

                    RCG APPOINTS NEW INDEPENDENT ACCOUNTANTS

Charlotte, NC-- April 2, 2004--RCG Companies Incorporated ("RCG", AMEX: RCG) today announced that it has named BDO Seidman, LLP ("BDO") as its independent accountants. The Audit Committee of RCG's Board of Directors made the appointment following a comprehensive evaluation of requested proposals from auditors with proven abilities to serve public companies in the growth stage. BDO is one of the top accounting firms in the U.S. with more than 90 years of expertise providing services to growing companies.

"RCG demands an assurance team with an in-depth understanding of complex SEC reporting requirements, and BDO clearly meets that demand," stated Bill Hodge, RCG's Chief Financial Officer. "We look forward to working with BDO as our new independent accountants."

BDO will replace Dixon Hughes PLLC (formerly Crisp Hughes Evans LLP). The decision to change auditors was not caused by any disagreement between RCG and Dixon Hughes on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

About RCG Companies Incorporated

RCG Companies Incorporated (www.rcgcompanies.com) is focused on delivering to its shareholders rapidly growing, relatively low-risk revenues, along with increasing earnings per share. The majority of RCG's revenues are currently derived from its wholly owned travel service organization, Flightserv, Inc. which delivers leisure and vacation travel packages under the SunTripsTM and Vacation ExpressTM brands, together making Flightserv one of the largest leisure travel tour operators in the United States. RCG is also involved in the technology services sector through its wholly owned software and information technology services segment, Logisoft Corp.

Statements in this news release about anticipated or expected future revenue or growth or expressions of future goals or objectives, including statements regarding whether current plans to grow and strengthen the company's existing network will be implemented or accomplished, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements in this release are based upon information available to the Company on the date of this release. Any forward-looking statements involve risks and uncertainties, including the risk that the Company will be unable to grow or strengthen its network due to a lack of capital or an inability to identify acquisition candidates, as well as those risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

Company Contact:                            Investor Contact:
Andrew Lauman                               Robert B. Prag, President
RCG Companies Incorporated                  The Del Mar Consulting Group, Inc.
(704) 366-5054 x 27                         (858) 794-9500
adl@rcgcompanies.com                        bprag@delmarconsulting.com